Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Investor Contact	Media Contact
Lawrence Delaney, Jr.	Joelle Shreves
Investor Relations Counsel	Director of Marketing & Corporate Communications
(714) 734-5142	(703) 707-6904

NCI Reports Second Quarter 2014 Financial and Operating Results

•	Revenue of $78 million exceeds midpoint of guidance;

•	EPS of $0.18 exceeds high end of guidance by $0.02;

•	Company updates guidance for fiscal year 2014.

RESTON, VA, July 30, 2014 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT), engineering, logistics, and professional solutions and services to U.S. Federal Government agencies, today announced its financial and operating results for the second quarter ended June 30, 2014.

Second quarter 2014 revenue exceeded the midpoint of management’s guidance range issued last quarter. Diluted earnings per share (EPS) exceeded the high end of guidance by $0.02.

Second Quarter 2014 Results

For the second quarter of 2014, NCI reported revenue of $77.8 million compared with second quarter 2013 revenue of $83.0 million, a decrease of 6.2%. The year-over-year decline was primarily the result of the expiration of certain task orders and contracts, and, to a lesser extent, reductions in scope of work.

Operating income for the second quarter of 2014 was $4.1 million compared with $3.3 million in the second quarter of last year. Operating margin was 5.3% for the second quarter of this year and 4.0% for the second quarter of 2013. The increase in year-over-year operating income and margin resulted from improved contract performance, increased direct labor utilization and lower overhead costs.

Net income for the second quarter of 2014 was $2.4 million, or 18 cents per diluted share, compared with $1.8 million, or 14 cents per diluted share, for the second quarter of last year. The year-over-year increase in net income was attributable to improved operating income, lower interest expense, and a lower effective income tax rate. Diluted EPS increased for the second quarter of 2014 as a result of improved net income, partially offset by higher weighted average diluted shares outstanding.

Days sales outstanding (DSO) for the second quarter ended June 30, 2014, was 66 days, compared with 68 days at March 31, 2014, and 74 days at December 31, 2013.

Net cash provided by operating activities was $13.7 million for the six months ended June 30, 2014, $12.6 million of which was generated in the second quarter.

NCI reported total backlog at June 30, 2014, of $362 million, of which $125 million was funded. This compared with total backlog of $440 million at March 31, 2014, of which $159 million was funded.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, NCI is issuing guidance for the third quarter of 2014 and updating guidance previously issued for fiscal year 2014. The table below represents management’s current expectations about future financial performance based on information available at this time:

	Third Quarter Fiscal Year 2014 Ending September 30, 2014	Fiscal Year Ending December 31, 2014
Revenue	$70 million–$76 million	$304 million–$316 million
Diluted EPS	$0.14–$0.16	$0.60–$0.64[1]
Diluted projected share count	13.8 million	13.8 million

[1]	As previously disclosed, in the first quarter of 2014, NCI recognized $1.5 million, or $0.07 per diluted share, of accelerated stock compensation expense. Diluted EPS estimates for fiscal year 2014 exclude the effects of the accelerated stock compensation expense. NCI believes that removing the effects of the accelerated stock compensation expense from operating income, net income, and earnings per share portrays NCI’s estimated fiscal year 2014 financial results in a more consistent manner. The company’s position is that this non-GAAP financial measure provides useful information because it allows management and investors to better assess NCI’s comparable financial results absent the expense. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Actual results for the first six months of 2014 presented in the table, “Condensed Consolidated Statements of Income” contained in today’s press release include the effects of the accelerated stock compensation expense.

“NCI continued to meet or exceed operating results expectations in the second quarter. We also posted impressive cash flow from operations during the quarter,” said Charles K. Narang, NCI’s Chairman and CEO. “However, bookings continue to pose a challenge for NCI. We are doing everything possible to rebuild NCI’s backlog in the second half of 2014 and into the first half of 2015. We remain confident that we have the pieces in place to win significant new business awards in the coming months.”

“We expect to submit bids for contracts worth approximately $1 billion throughout the remainder of 2014, including three to four opportunities each valued at more than $100 million,” said NCI’s President, Brian J. Clark. “We’ve also added increased energy and focus in pursuing acquisitions that would complement NCI’s core capabilities or add new ones in promising areas of federal spending. We believe that such a move would help shore up our backlog, add significant revenue, and provide valuable synergies to improve our profitability going forward.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 4:30 p.m. EDT to discuss second quarter 2014 results and guidance for the third quarter and fiscal year 2014.

Analysts and institutional investors may listen to the conference call by dialing (888) 510-1786 (United States/Canada) or (719) 457-2697 (international) with pass code 1970700. The conference call will be provided simultaneously as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through August 14, 2014, by dialing (877) 870-5176 (United States/Canada) or (858) 384-5517 (international) and entering pass code 1970700.

About NCI, Inc.

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health care, and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of cybersecurity and information assurance; engineering and logistics support; enterprise information management and advanced analytics; cloud computing and IT infrastructure optimization; health IT and medical support; IT service management; software and systems development/integration; and modeling, simulation, and training. Headquartered in Reston, Virginia, NCI has approximately 1,900 employees operating at more than 100 locations worldwide. NCI: Trust. Integrity. Performance. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

Forward-Looking Statement: Statements and assumptions made in this press release that do not address historical facts constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for Defense and Intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 and 2014 fiscal years), other delays in the Federal Government appropriations process, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and the Consolidated Appropriations Act of 2014), risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risk Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, or share repurchases, and any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs, and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events, or circumstances, changes in expectations or otherwise.

Financial tables follow

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$77,845	$82,971	$166,929	$174,512
Operating expenses:
Cost of revenue	65,929	71,991	143,932	152,468
General and administrative expenses	6,364	6,129	13,763	11,990
Depreciation and amortization	1,450	1,527	2,899	3,145

Total operating expenses	73,743	79,647	160,594	167,603

Operating income	4,102	3,324	6,335	6,909
Interest expense, net	82	248	208	499

Income before income taxes	4,020	3,076	6,127	6,410
Provision for income taxes	1,594	1,265	2,460	2,624

Net income	$2,426	$1,811	$3,667	$3,786

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,623	12,825	13,365	12,818
Net income per share	$0.18	$0.14	$0.27	$0.30

Diluted:
Weighted average shares outstanding	13,771	12,825	13,762	12,818
Net income per share	$0.18	$0.14	$0.27	$0.30

NCI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)

	As of June 30, 2014	As of December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$12,624	$50
Accounts receivable, net	56,250	63,991
Deferred tax assets, net	3,276	3,217
Prepaid expenses and other current assets	3,255	2,941

Total current assets	75,405	70,199
Property and equipment, net	8,612	9,752
Other assets	1,876	2,113
Deferred tax assets, net	39,888	39,990
Intangible assets, net	4,530	5,340

Total assets	$130,311	$127,394

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$14,302	$17,371
Accrued salaries and benefits	16,034	16,645
Deferred revenue	2,567	2,594
Other accrued expenses	5,947	4,578

Total current liabilities	38,850	41,188

Long-term debt	—	1,000
Other long-term liabilities	3,452	3,399

Total liabilities	42,302	45,587

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,170 shares issued and 8,252 shares outstanding as of June 30, 2014, and 9,142 shares issued and 8,226 shares outstanding as of December 31, 2013	174	174
Class B common stock, $0.019 par value—12,500 shares authorized; 4,700 shares issued and outstanding as of June 30, 2014 and December 31, 2013	89	89
Additional paid-in capital	73,440	70,905
Treasury stock at cost—917 shares of Class A common stock as of June 30, 2014 and December 31, 2013	(8,331)	(8,331)
Retained earnings	22,637	18,970

Total stockholders’ equity	88,009	81,807

Total liabilities and stockholders’ equity	$130,311	127,394

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$3,667	$3,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,899	3,145
Share-based payments	2,413	657
Deferred income taxes	43	(6)
Changes in operating assets and liabilities:
Accounts receivable, net	7,741	(810)
Prepaid expenses and other assets	(77)	4,700
Accounts payable	(3,069)	(3,816)
Accrued expenses and other liabilities	78	551

Net cash provided by operating activities	13,695	8,207

Cash flows from investing activities:
Purchases of property and equipment	(243)	(454)

Net cash used in investing activities	(243)	(454)

Cash flows from financing activities:
Borrowings under credit facility	42,496	60,300
Repayments on credit facility	(43,496)	(67,800)
Proceeds from exercise of stock options	191	—
Shares repurchased for tax withholdings on vesting of restricted shares	(69)	—

Net cash used in financing activities	(878)	(7,500)

Net change in cash and cash equivalents	12,574	253
Cash and cash equivalents, beginning of period	50	763

Cash and cash equivalents, end of period	$12,624	$1,016

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$180	$403

Income taxes	$1,462	$135

Non-cash investing and finance activities during the period for:
Leasehold improvements acquired under tenant improvement funds	706	—

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